UQM TECHNOLOGIES, INC.
EMPLOYEE STOCK PURCHASE PLAN

(amended and restated, effective November 12, 2009)

1. Preamble. UQM Techologies, Inc., a Colorado corporation, formerly known as Unique Mobility, Inc. (together with its Subsidiary Corporations, hereinafter referred to, unless the context otherwise requires, as the "Company"), established the Unique Mobility, Inc. Employee Stock Purchase Plan (the "Plan"), effective April 1, 1990. The Plan was amended in April 2003 to change the name of the Plan to UQM Technologies, Inc. Employee Stock Purchase Plan in connection with the change in the Company's name. The Plan is further amended, effective November 12, 2009, to increase the number of shares authorized for purchase under the Plan and to incorporate the provisions of the final regulations under Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the "Code") issued on November 17, 2009 and effective as of January 1,2010.

2. Purposes. The Plan is intended to provide a method whereby eligible employees of the Company and its Subsidiary Corporations, as defined in Paragraph 3(e) below and that are designated as provided in Paragraph 13 below, will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the $0.01 par value voting Common Stock of the Company (the "Common Stock"). It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Code section 423 and the regulations promulgated thereunder. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

3. Definitions.

(a) "Base pay" means an Employee's rate of regular compensation (before reduction for contributions to plans maintained pursuant to Code sections 125, 132(f)(4), and 401(k)) in effect on the applicable Offering Commencement Date, but excluding payments for overtime, shift premium, incentive compensation, bonuses, and other special payments.

(b) "Committee" means the Compensation Committee of the Company's Board of Directors.

(c) "Employee" means any individual who provides services to the Company or a Subsidiary Corporation as a common law employee, whose remuneration is subject to the withholding of federal income tax pursuant to Code section 3401, and who is customarily employed for more than 20 hours per week and more than five months in a calendar year by the Company or a Subsidiary Corporation. Employee shall not include any individual (a) who provides services to the Company or a Subsidiary Corporation under an agreement, contract, or any other arrangement pursuant to which the individual is initially classified as an independent contractor or (b) whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to Code section 3401 even if the individual is subsequently reclassified as a common law employee as a result of a final decree of a court of competent jurisdiction or the settlement of an administrative or judicial proceeding.

(d) "Plan Administrator" means the person appointed by the Company or the Committee to maintain the records of the Plan.

(e) "Subsidiary Corporation" shall mean any present or future corporation that (i) would be a "subsidiary corporation" with respect to the Company as that term is defined in Code section 424, and (ii) is designated as a participant in the Plan by the Committee described in Paragraph 13.

4. Eligibility.

(a) Participation in the Plan is completely voluntary. An Employee will be eligible to become a participant in an Offering if employed by the Company for six months or more, measured from date of employment, on the applicable Offering Commencement Date. Whether or not an Employee participates in any Offering will not have any effect on his or her eligibility to participate in any subsequent Offerings.

(b) Any provision of the Plan to the contrary notwithstanding, an Employee shall not be granted an option under the Plan:

(i) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary Corporation (for purposes of this Paragraph the rules of Code section 424(d) shall apply in determining stock ownership of any Employee and stock that an Employee may purchase under all outstanding rights and options shall be treated as stock owned by the Employee); or

(ii) that permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiary corporations as specified by Code section 424(d) to accrue at a rate that exceeds $25,000 of the fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(c) Officers of the Company and any designated Subsidiary Corporation shall be eligible to participate in Offerings under the Plan, provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Code section 423(b)(4)(D) shall not be eligible to participate.

5. Offering Dates. From and after the effective date of this Plan, the Plan will be implemented by Offerings of Common Stock of the Company. The first such Offering ("Offering I") shall commence on April 1, 1990 (the "Offering I Commencement Date") and shall terminate on June 30, 1990 (the "Offering I Termination Date"). Each subsequent Offering shall be consecutively numbered Offering II, III, etc., shall commence on July 1, 1990 and every three months thereafter (the "Offering II, III, etc. Commencement Date") and shall terminate on September 30, 1990 and every three months thereafter (the "Offering II, III, etc. Termination Date"). Participation in any of the Offerings under the Plan shall neither limit, nor require, participation in any other Offering.

6. Participation.

(a) An eligible Employee may become a participant by completing an authorization for a payroll deduction up to the maximum amount permitted on the form provided by the Company and filing it with the Committee during the month immediately preceding the applicable Offering Commencement Date, or at such other time or place as may be established from time to time by the Committee.

(b) Payroll deductions for a participant shall commence on the applicable Offering Commencement Date when an authorization for a payroll deduction becomes effective and shall end on the Offering Termination Date of the Offering to which such authorization is applicable unless sooner terminated by the participant as provided in Paragraph 11.

7. Payroll Deductions.

(a) At the time a participant files an authorization for a payroll deduction, the participant shall elect to have deductions made from his or her Base Pay, and held by the Company in its general funds, on each payday during the time the Employee is a participant in an Offering at the rate of 1, 2, 3, 4, 5, 6,7, 8, 9, or 10% of the Base Pay in effect on the Offering Commencement Date.

(b) All payroll deductions made for each participant and held by the Company shall be credited to a book account for each participant that shall reflect the cumulative payroll deductions made for such participant and available for the purchase of Common Stock. A participant may not make any separate cash payments into such account.

(c) A participant may discontinue participation in the Plan as provided in Paragraph 11, but no other change can be made during an Offering and, specifically, a participant may not alter the rate of payroll deductions for that Offering.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Code section 423(b)(8) and Paragraph 4(b)(ii) above, a participant's payroll deductions may be decreased to zero percent at nay time during an Offering. Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Offering in the next calendar year, unless terminated by the participant.

8. Terms and Conditions of Options.

(a) On the applicable Offering Commencement Date when a participant's authorization for a payroll deduction becomes effective, the participant shall be deemed to have been granted an option to purchase a maximum number of shares of Common Stock equal to an amount determined as follows: 85% of the market value of the Common Stock on the applicable Offering Commencement Date shall be divided into an amount equal to (x) that percentage of the Employee's Base Pay which he or she has elected to have withheld, multiplied by (y) the Employee's projected Base Pay for the applicable Offering Period, calculated on the assumption that the Employee's Base Pay on the first day of the Offering Period remains constant over the Offering Period. The market value of the Company's Common Stock shall be determined in accordance with Paragraph 8(c).

(b) In connection with each Offering made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any Employee as well as a maximum aggregate number of shares that may be purchased by all eligible Employees pursuant to such Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(c) The option price of Common Stock purchased with payroll deductions made during each Offering for a participant therein shall be 85% of the composite closing price of the Common Stock on the New York Stock Exchange on the applicable Offering Commencement Date (or the next regular business date on which trades of shares of Common Stock shall be reported on the New York Stock Exchange if no shares have been traded on the Offering Commencement Date). If the Common Stock is listed or admitted for trading on any other national stock exchange, the option price of the Common Stock shall be 85% of the composite closing price of the Common Stock on such exchange on the applicable Offering Commencement Date (or the next regular business date on which trades of shares of shares of Common Stock shall be reported on the New York Stock Exchange if no shares have been traded on the Offering Commencement Date). Under the rules of Treasury Regulation sections 1.423-1 (g)(3) and 1(h)(2), the Offering Commencement Date is the date of grant and the option price is fixed as of the date of grant.

(d) Fractional shares will not be issued under the Plan and any accumulated payroll deductions that would have been used to purchase fractional shares, together with any amounts that are in excess of the limitations of Paragraph 8(a), shall be returned to each participant promptly following the termination of an Offering.

9. Exercise of Option.

(a) A participant who has not given a written notice of withdrawal in accordance with Paragraph 11 and who has not terminated employment (except on account of death or disability) may elect (1) to exercise his option to purchase shares of Common Stock (but not in excess of the number of whole shares for which options have been granted the participant pursuant to paragraph 8(a) and subject to any limit on the maximum number of shares that may be permitted with respect to the Offering), with any excess refunded in cash as provided in Paragraph 8(c), or (2) to have the amount credited to his account paid in cash, without interest. A participant or beneficiary, as the case may be, may not elect to have a portion of the amount credited to his account used to purchase Common Stock and a portion of the amount credited to his account paid in cash. No amount credited to a Participant's account during one Offering may be carried over to another Offering. A participant who fails to timely elect to exercise his option shall be deemed to have elected to have the amount credited to his account paid to him in cash.

(b) Each participant shall notify the Committee of his election to exercise the option to purchase Common Stock or to have the amount credited to his account paid in cash no later than the tenth day after the Offering Termination Date. The Committee shall furnish forms to each participant for purposes of making such elections.

(c) No options granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If, on any Offering Termination Date under the Plan, the Plan is not so registered or in such compliance, no options granted under the Plan or any Offering shall be exercised on such Offering Termination Date, and the purchase date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the purchase date shall not be delayed more than 12 months and the purchase date shall in no event be more than twenty-seven (27) months from the Offering Commencement Date. If on the Offering Termination Date, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no options granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

10. Delivery. As promptly as practicable after the Offering Termination Date of each Offering, the Company will deliver to each participant, as appropriate, the shares of Common Stock purchased upon the exercise of the participant's option.

11. Withdrawal and Termination.

(a) Prior to the applicable Offering Termination Date, any participant may withdraw payroll deductions credited to the participant's account by giving written notice of withdrawal to the Committee, which shall then cause the Company to return to the participant all of the participant's payroll deductions, without interest, credited to his account as promptly as practical after receipt of the notice of withdrawal, and no further payroll deductions for such participant will be made during such Offering. For administrative convenience, the Committee may cause the Company to pay all requested withdrawals received during a given period, such as a month, at one time. The Company may, at its option, treat any attempt to borrow by a participant on the security of the accumulated payroll deductions allocated to the participant's account as an election, under this Paragraph 11(a), to withdraw such deductions.

(b) A participant's withdrawal from any Offering will not have any effect upon eligibility to participate in any subsequent Offering or in any similar plan that may hereafter be adopted by the Company.

(c) Prior to the Offering Termination Date, upon termination of the participant's employment with the Company and all Subsidiary Corporations for any reason, including retirement but excluding death or disability while in the employ of the Company or a Subsidiary Corporation, the payroll deductions credited to the participant's account, without interest, will be returned to the participant, or, in the case of a participant's death subsequent to the termination of employment, to the person or persons entitled thereto under Paragraph 14. For purposes of the Plan, a participant shall be considered disabled if the Committee, in its sole discretion, determines that the participant is unable to perform the usual and customary requirements of his or her job with the Company and will be unable to do so for at least six months.

(d) Prior to the Offering Termination Date, upon termination of the participant's employment because of death or disability, the participant or the participant's beneficiary (as defined in Paragraph 14) shall have the right to elect, by written notice given to the Committee prior to the expiration of the period of 90 days commencing with the death or disability of the participant, and prior to the tenth day after the Offering Termination Date, either

(i) to withdraw all of the payroll deductions credited to the participant's account, or

(ii) to exercise the participant's option for the purchase of Common Stock on the Offering Termination Date next following the date of the participant's death or disability for the purchase of the number of full shares of Common Stock which the amount in the participant's account at the date of the participant's death or disability will purchase (but not more than the maximum number of shares granted as determined under Paragraph 8(a) at the applicable option price, and any excess credited to such Account will be returned to said participant or his or her beneficiary.

In the event that no such written notice of election shall be duly received by the Committee within the time period required above, the participant or beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant's account at the date of the participant's death or disability, and the same will be paid promptly to said participant or beneficiary. Notwithstanding the foregoing, if a participant's employment with the Company and all Subsidiary Corporations terminates because of disability more than three months prior to the Offering Termination Date, the provisions of this Paragraph 11(d) shall not apply and the provisions of Paragraph 11(c) shall apply to such participant.

(e) Options granted under the Plan shall not be transferable by a participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in Paragraph 14 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such options are granted.

12. Stock.

(a) The maximum number of shares of Common Stock that shall be made available for sale under the Plan is 700,000, as such number may be adjusted pursuant to Paragraph 17. The initial maximum number of shares was 200,000. By resolution adopted November 12, 2009, the Board increased an additional 500,000 shares. If any option granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such option shall again become available under the Plan.

(b) A participant shall have no interest in Common Stock covered by the participant's option until such option has been exercised.

13. Administration. The Plan shall be administered by the Committee. The Committee shall have the power, subject however, at all times to the final jurisdiction of the Company, which shall rest in the Board of Directors of the Company, within the limitations of the Plan:

(a) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(b) To designate from time to time which Subsidiary Corporations shall be eligible to participate in the Plan.

(c) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an "employee stock purchase plan" within the meaning of Code section 423.

Determinations made by the Committee and approved by the Board of Directors with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rules or regulations adopted by the Committee shall remain in full force and effect unless and until altered, amended, or repealed by the Committee or the Board of Directors. The records of the Plan shall be maintained by the Plan Administrator, which shall also perform any other duties delegated to it by the Committee.

14. Designation of Beneficiary. A participant may file with the Company, pursuant to rules adopted by the Committee, a written designation of a beneficiary who is to receive any Common Stock and/or cash pursuant to the provisions of the Plan in the event of the participant's death. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock to such beneficiary and/or pay any cash in the participant's account to the beneficiary, as may be required under the provisions of Paragraph 11(d). In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall cause such cash to be paid to the person or persons or the entity duly designated by the participant, as shown on the Company's records, as his or her beneficiary for the proceeds of any Company paid life insurance. In the absence of such a beneficiary who is living at the time of the participant's death, the Company shall cause such cash to be paid to the executor or administrator of the estate of the participant, or if no such executor or administrator of the estate hag been appointed (to the knowledge of the Company) the Company, in its discretion, may pay such cash to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any interest in the Common Stock or in amounts credited to the participant's account.

15. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant otherwise than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 11.

16. Ownership of Deductions. All payroll deductions received or held by the Company shall remain the property of the respective participants in the Plan, and the Company shall have no interest in such amounts until the exercise of options and the purchase of the Common Stock pursuant to Paragraph 9.

17. Effect of Changes in Capital Structure. If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination, or subdivision, or if the Company takes any other action of a similar nature affecting such Common Stock (excluding, however, any reorganization under the United States Bankruptcy Code), then the number and class of shares of Common Stock which may thereafter be optioned (in the aggregate and to any participant) shall be adjusted accordingly and, in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the option price per share shall be adjusted, in each case to such extent and in such manner, if at all, as may be determined by the Board upon the recommendations of the Committee, with the approval of independent public accountants and counsel, to be necessary to preserve unimpaired the rights of the holder of such option.

18. Amendment of the Plan.

(a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within 12 months before or after the adoption of the amendment, where the amendment will:

(i) Increase the number of shares reserved for options under the Plan;

(ii) Modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Code section 423 or to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3")); or

(iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Code section 423 or to comply with the requirements of Rule 16b-3. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

Notwithstanding paragraph 18(a)(i) above, the Board may determine that, if the stockholders of the Company fail to approve an increase in the number of shares reserved for options under the Plan, options granted and exercised with respect to such unapproved shares shall not be treated as options granted under Code section 423, and the exercising participant shall recognize compensation income, subject to wage withholding upon exercise of the option equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price.

(b) Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Code section 423.

19. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Committee.

20. Merger or Consolidation. In the event of:

(a) a dissolution or liquidation of the Company;

(b) a merger or consolidation in which the Company is not the surviving corporation;

(c) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

(d) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then, as determined by the Board in its sole discretion (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) participants' accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants' rights under the ongoing Offering terminated.

21. Termination or Suspension of the Plan.

(a) The Board in its discretion may terminate the Plan at any time. No options may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Code section 423.

22. Effective Date - Approval of Stockholders. The Plan was adopted by the Board of Directors of the Company on December 15, 1989, to be effective as of April 1, 1990, and was approved by the stockholders on March 13, 1990. This amendment and restatement shall be effective as of November 12, 2009; provided however, that any options granted with respect to the additional 500,000 shares shall not be treated as options granted under Code section 423 unless the stockholders of the Company approve the increase within 12 months after the Board adopts the amendment.